SAN JOAQUIN BANCORP

Administrative Offices

1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp – 2008 Financial Results

BAKERSFIELD, Calif., February 27, 2009 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company with $936 million in assets, today announced financial results for the year ended December 31, 2008.

Financial Performance

In the 4th quarter of 2008, the Company had net income after tax of $1,559,000 compared to net income of $2,494,000 for the 4th quarter of 2007. Earnings per share (EPS) for the 4th quarter of 2008 were $0.39 per diluted share compared to $0.62 per diluted share reported in the 4th quarter of 2007. The Company added additional provision for loan losses of $3,445,000 (equivalent to $1.87 million, net of taxes) resulting from increases in classified loans and declining real estate value associated with those loans in the 4th quarter of 2008.

For the year ended December 31, 2008, net income was $2,469,000 compared to $9,418,000 reported for fiscal 2007. Diluted earnings per share (EPS) were $0.61 and $2.31 for the years ended December 31, 2008 and 2007, respectively. The provision for loan losses of $16,644,000 for all of 2008 due to increases in classified loans and declining real estate values associated with those loans was the primary reason for the decrease in the Company’s operating results for the year.

For the year ended December 31, 2008, ROAA and ROAE were 0.28% and 4.21%, respectively, compared to 1.21% and 18.76% for the year ended December 31, 2007.

President Bart Hill stated, “We are pleased to report net profits of more than $2.4 million during a year when the economy weakened considerably and many banks suffered losses. In the 4th quarter, our Management team developed a strategic plan designed primarily to strengthen capital, improve liquidity, and reduce classified loans and credit risk. The Company remains well capitalized, and with implementation of the strategic plan, we believe we will improve and strengthen the Company for continued profitability and service to our customers.” Hill also added, “We are very excited that San Joaquin Bank increased its market share of commercial deposits in Kern County to 13.4% at mid-year 2008, up from 12.3% in 2007. San Joaquin Bank’s market share is now the third largest of twenty-two FDIC-insured financial institutions in the County. I am also proud to report that during 2008 San Joaquin Bank continued to support our local communities by funding 470 new loans, totaling over $300 million, in spite of the difficult economic conditions.”

Loan and Deposit Growth

Loan growth for 2008 was consistent with management’s expectations. Total loans, net of unearned fees, were up $74.5 million or 10.7% to $773.0 million at December 31, 2008 compared to $698.5 million at December 31, 2007. Total deposits at December 31, 2008 were up $51.4 million or 7.2% to $767.5 million compared to $716.1 million at December 31, 2007. Overall, total assets grew by $67.3 million or 7.7% to $936.0 million at December 31, 2008 compared to $868.7 million at December 31, 2008.

To support loan growth in 2008, the Company utilized funds from maturing investment securities as well as non-core funding. At the end of 2008, the Company held $95.5 million in investment securities compared to $113.3 million at the end of 2007. Non-core funding consisting of Federal Home Loan Bank (FHLB) advances, time deposits in amounts greater than $100,000, brokered deposits, public funds and other borrowings. At December 31, 2008, non-core funds were $171.1 milllion compared to $155.1 million at December 31, 2007. Non-core funding accounted for approximately 20.5% of total funding at year end 2008 compared to 19.5% at year end 2007.

Income Statement

Net interest income increased by $0.4 million or 5.3% from $7.8 million for the 4th quarter of 2007 to $8.2 million for the 4th quarter of 2008. The increase was due primarily to reduced interest expense year over year. Year-to-date net interest income increased by $2.9 million or 9.7% to $33.3 million in 2008 from $30.3 million in 2007. Net interest margin for the quarter ended December 31, 2008 was 3.93% compared to 4.00% for the 4th quarter of 2007. Net interest margin year to date in 2008 was 4.01% compared to 4.20% in 2007.

For the 4th quarter of 2008, the provision for loan losses was $3,445,000 compared to $225,000 in 2007. For the year, the provision for loan losses was $16,644,000 compared to $900,000 in 2007. As a result, net interest income after the provision for loan losses declined for the 4th quarter of 2008 to $4.7 million compared to $7.5 million for the same quarter in 2007 and for the full year, net interest income after the provision for loan losses was $16.6 million compared to $29.4 million for all of 2007. Non-interest income was $861,000 for the 4th quarter of 2008 compared to $784,000 for the same period in 2007, an increase of $78,000 or 9.9% . Year to date, non-interest income was $3.5 million in 2008 compared to $3.1 million in 2007, an increase of $0.4 million or 11.3% .

Non-interest expense for the 4th quarter of 2008 was to $4.0 million in 2008 compared to $4.1 million in the 4th quarter of 2007, a decrease of $125,000 or 3.0% . Non-interest expense year to date was $17.5 million in 2008 compared to $16.2 million in 2008, an increase of approximately $1.3 million or 7.8% . The Company’s efficiency ratio, the measure of operating expense as a percent of net interest income plus non-interest income, improved to 47.6% for the year ended December 31, 2008 compared to 48.5% for the same period in 2007. The peer group average efficiency ratio for 2008 was 65.8% .

Asset Quality

The loans we consider “classified” are the loans and other credit facilities that we consider to be of the greatest risk to us and, therefore, they receive the highest level of attention by our account officers and senior credit management officers. Classified loans include both performing and nonperforming loans. During the 4th quarter of 2008, the Company continued to closely monitor all of its more significant loans, including all loans previously classified, due to heightened credit risk primarily in the real estate development market within the Company’s primary market area, concentration risks, and more general concerns about the economy.

At December 31, 2008, the Company had $89.9 million in classified loans compared to $7.8 million at December 31, 2007. Of these loans at year end 2008, $23.0 million were accruing loans that were not impaired and $66.9 million were deemed impaired. A loan “impairment” is a classification required under generally accepted accounting principles when it is considered probable that we may be unable to collect all amounts due according to the contractual terms of our loan agreement. Impaired loans can be further categorized as performing or non-performing. Non-performing loans include loans past due 90 days or more that are still accruing interest and nonaccrual loans. At the end of 2008, we had $44.5 million in non-performing loans. This compares to $5.1 million in non-performing loans at December 31, 2007. Non-performing loans as a percentage of total assets at December 31, 2008 and 2007 were 4.76% and 0.58%, respectively. The Company had no restructured loans or foreclosed assets at either reporting date.

During the 4th quarter of 2008, the Company identified $43.5 million of construction and land development loans in Kern County as “impaired” due to continued declines in real estate values associated with those loans which are included in the $66.9 million of loans impaired at December 31, 2008 as discussed in the previous paragraph. As a result of the newly identified impaired loans, during the 4th quarter, the Company specifically allocated $2.5 million as a specific valuation reserve which is included in the total amount of the Company’s allowance for loan losses, which is discussed further below.

The Company charged off $370,000 of gross loan balances classified as loss in the 4th quarter of 2008, but also recovered $1,320,000 of loan balances previously charged off in prior years. The result was net recoveries of $950,000 for the 4th quarter of 2008 compared to net charge offs of $19,000 in the 4th quarter of 2007.

Year to date in 2008, net charge offs were $10,376,000 compared to net charge offs of $41,000 in 2007. The allowance for loan losses increased to $15.5 million, or 2.01% of loans, net of unearned income, at December 31, 2008 compared to $9.3 million, or 1.33% of loans, net of unearned income, at December 31, 2007.

The adequacy of the allowance for loan losses is determined by Management based upon an analysis of a number of recognized factors such as historical loss, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators as well as the views of the Company’s banking regulators. The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by our external auditors and regulatory examiners

Capital

Total shareholders’ equity at December 31, 2008 was $56.4 million compared to $55.4 million at December 31, 2007. Capital ratios for the Company remain above the “well-capitalized” guidelines established by bank regulatory agencies. In order to be considered well-capitalized, the Company must maintain a Tier 1 Leverage Ratio of at least 5%. The company’s actual Tier I Leverage Ratios were 7.7% at December 31, 2008 compared to 8.1% at December 31, 2007. The Tier I Leverage Ratio represents total shareholders’ equity plus the allowance for loan losses divided by total consolidated assets.

In order to conserve its capital, the Company’s board of directors has determined that no common stock dividends will be declared or paid during 2009.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with four banking offices in Bakersfield and one in Delano. San

Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains some forward-looking statements about the Company for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our financial condition, results of operation, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control or ability to predict-- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and past results should not be considered an indication of our future performance. Some of these risk factors include, but are not limited to: certain credit, market, operational,liquidity and regulatory risks associated with our business as well as price volatility, availability of credit, illiquid markets, reputatational risks,changes in business or economic conditions internationally, nationally or in California, changes in the interest rate environment, access to and the cost of capital, potential acts of terrorism and actions taken in response; fluctuations in asset prices including, but not limited to, stocks, bonds, commodities or other securities, and real estate; volatility of rate sensitive deposits and investments; concentrations of real estate collateral securing many of our loans; deterioration in the credit quality of some of our borrowers, rising unemployment rates, operational risks including data processing system failures and fraud; accounting estimates and judgments; compliance costs associated with the Company’s internal control structure and procedures for financial reporting; changes in the securities markets; and, inflationary factors. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors and Cautionary Factors That May Affect Future Results” in Item 1A and elsewhere in our most recently filed annual report on Form 10-K and Form 10-Qs.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made. You are advised, however, to consult any further disclosures we make on related subjects in future periodic reports on Form 10-K, Form 10-Q and current reports on Form 8-K filed with the SEC. In addition, past operating results are not necessarily indicative of the results to be expected for future periods.

San Joaquin Bancorp and Subsidiaries
Consolidated Balance Sheet (unaudited)

	As of December 31
	2008	2007

ASSETS
Cash and due from banks	$ 31,607,000	$ 26,209,000
Interest-bearing deposits in banks	568,000	719,000
Federal funds sold	520,000	-

Total cash and cash equivalents	32,695,000	26,928,000
Investment securities:
Held-to-maturity	89,177,000	106,858,000
Available-for-sale	6,335,000	6,433,000

Total Investment Securities	95,512,000	113,291,000
Loans, net of unearned income	772,998,000	698,458,000
Allowance for loan losses	(15,537,000)	(9,268,000)

Net Loans	757,461,000	689,190,000
Premises and equipment	13,345,000	10,143,000
Investment in real estate	513,000	577,000
Interest receivable and other assets	36,482,000	28,599,000

TOTAL ASSETS	$ 936,008,000	$ 868,728,000

LIABILITIES
Deposits:
Noninterest-bearing	$ 172,317,000	$ 158,461,000
Interest-bearing	595,141,000	557,612,000

Total Deposits	767,458,000	716,073,000
Short-term borrowings	48,400,000	61,800,000
Long-term debt and other borrowings	17,076,000	17,087,000
Accrued interest payable and other liabilities	46,702,000	18,340,000

Total Liabilities	879,636,000	813,300,000

SHAREHOLDERS' EQUITY
Common stock, no par value - 20,000,000 shares authorized;
3,936,529 and 3,536,322 issued and outstanding
at December 31, 2008 and 2007, respectively	20,683,000	10,905,000
Additional paid-in capital	718,000	424,000
Retained earnings	37,576,000	45,452,000
Accumulated other comprehensive income (loss)	(2,605,000)	(1,353,000)

Total Shareholders' Equity	56,772,000	55,428,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 936,008,000	$ 868,728,000

San Joaquin Bancorp and Subsidiaries
Consolidated Statement of Income (unaudited)

	Quarters Ended December 31		Year to Date Ended December 31

	2008	2007	2008	2007

INTEREST INCOME
Loans (including fees)	$ 11,389,000	$ 13,228,000	$ 47,699,000	$ 49,910,000
Investment securities	708,000	1,277,000	3,720,000	5,584,000
Fed funds & other interest-bearing balances	49,000	14,000	72,000	163,000

Total Interest Income	12,146,000	14,519,000	51,491,000	55,657,000

INTEREST EXPENSE
Deposits	3,625,000	6,148,000	16,018,000	23,281,000
Short-term borrowings	74,000	299,000	1,188,000	805,000
Long-term borrowings	264,000	304,000	1,005,000	1,226,000

Total Interest Expense	3,963,000	6,751,000	18,211,000	25,312,000

Net Interest Income	8,183,000	7,768,000	33,280,000	30,345,000
Provision for loan losses	3,445,000	225,000	16,644,000	900,000

Net Interest Income After Loan Loss Provision	4,738,000	7,543,000	16,636,000	29,445,000

NONINTEREST INCOME
Service charges & fees on deposits	328,000	247,000	1,167,000	907,000
Other customer service fees	296,000	269,000	1,267,000	1,168,000
Other	238,000	268,000	1,048,000	1,053,000

Total Noninterest Income	862,000	784,000	3,482,000	3,128,000

NONINTEREST EXPENSE
Salaries and employee benefits	1,950,000	2,566,000	10,222,000	10,023,000
Occupancy	290,000	288,000	1,023,000	1,026,000
Furniture & equipment	362,000	263,000	1,285,000	1,062,000
Promotional	180,000	110,000	698,000	605,000
Professional	324,000	301,000	1,345,000	1,361,000
Other	873,000	576,000	2,911,000	2,145,000

Total Noninterest Expense	3,979,000	4,104,000	17,484,000	16,222,000

Income Before Taxes	1,621,000	4,223,000	2,634,000	16,351,000
Income Taxes	62,000	1,729,000	165,000	6,933,000

NET INCOME	$ 1,559,000	$ 2,494,000	$ 2,469,000	$ 9,418,000

Basic Earnings per Share	$ 0.40	$ 0.64	$ 0.63	$ 2.43

Diluted Earnings per Share	$ 0.39	$ 0.62	$ 0.61	$ 2.31

San Joaquin Bancorp and Subsidiaries
Financial Highlights (unaudited)

(data in thousands except per share data)	---Year to Date---		% Variance
	2008	2007	2008 vs. 2007

Net Interest Income	$ 33,280	$ 30,345	9.7%
Non Interest Income	$ 3,482	$ 3,128	11.3%
Addition to Provision for Loan Losses	$ 16,644	$ 900	1749.3%
Net Income	$ 2,469	$ 9,418	-73.8%
Total Assets	$ 936,008	$ 868,728	7.7%
Total Loans, Net of Unearned Income	$ 772,998	$ 698,458	10.7%
Total Deposits	$ 767,458	$ 716,073	7.2%
Total Shareholders’ Equity	$ 56,372	$ 55,428	1.7%
Basic Earnings per Share *	$ 0.63	$ 2.43	-74.1%
Diluted Earnings per Share *	$ 0.61	$ 2.31	-73.6%
Book Value per Share *	$ 14.32	$ 14.25	0.5%

Key Ratios:
Annualized Return on Average Equity	4.21%	18.76%
Annualized Return on Average Assets	0.28%	1.21%
Annualized Net Interest Margin	4.01%	4.20%
Efficiency Ratio	47.56%	48.46%

* - Per share data for 2007 have been adjusted for the 2008 stock dividend.

San Joaquin Bancorp Contact Information:

Barton H. Hill President (661) 281-0300

Stephen M. Annis

Executive Vice President & Chief Financial Officer (661) 281-0360

Company Website: www.sjbank.com